Articles of Amendment to
Articles of Incorporation of

                                Freedom 4 Wireless, Inc.
(Name of corporation as currently filed with the Florida Dept. of State)

                                      P03000025188
(Document number of corporation, if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its articles of incorporation:

NEW CORPORATE NAME (if changing):

                                      MyZipSoft, Inc.
(must contain the word "corporation", "company", or "incorporated" or the abbreviation "Corp.", "Inc.", or "Co.")(A professional corporation must contain the word "chartered", "professional association", or the abbreviation "P.A.")

AMENDMENTS ADOPTED- (OTHER THAN NAME CHANGE) Indicate Article Number(s) and/or Article Title(s) being amended, added or deleted: (BE SPECIFIC)

  1. Article Four of the Articles of Incorporation shall be deleted and the following Article Four shall be inserted in its place:

                                       ARTICLE FOUR
         The aggregate number of shares which the Corporation shall have the authority to issue is Three Hundred Million (300,000,000), all of which shall be common shares with a par value of $.0001 per share.


2. Article Seven - Section Two of the Articles of Incorporation shall be deleted and the following Article Seven - Section Two shall be inserted in its place:

                                ARTICLE SEVEN  - Section Two
  7.02 The names and addresses of the members of the Board of Directors as of 1/24/05 are:
                 Name              Address                        Title
        -------------------  ----------------------------- -------------------
        Barney A. Richmond   100 Village Square Crossing    Chairman, Director
                             Suite 202                      President,
                             Palm Beach Gardens, FL 33410   Secretary

        Richard C. Turner    4200 Oak St.                   Treasurer,
                             Palm Beach Gardens, FL 33418   Director




The date of each amendment(s) adoption:              January 24, 2005
                                            ------------------------------

Effective date, if applicable:              ------------------------------
                     (no more than 90 days after amendment file date)



Adoption of Amendment(s)     (CHECK ONE)

____ The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

___ The amendment(s) was/were approved by the shareholders through voting groups. The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

___ The number of votes cast for the amendment(s) was/were sufficient for approval by (voting group)

_X_ The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

___ The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

       Signed this     24th        day of         January      ,   2005
                    --------------            -----------------------------


        Signature  /s/ Barney A. Richmond, President
                  ----------------------------------------------

(By a director, president or other officer - if directors or officers have not been selected, by an incorporator - if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)


            Barney A. Richmond
 -----------------------------------------
 (Typed or printed name of person signing)


 President/ Secretary/ Chairman / Director
------------------------------------------
 (Title of person signing)




FILING FEE: $35